Exhibit 2.1

State of Delaware
Secretary of State
Division of Cosposetioris
Delivered 03:03 PAS 05/02/2005
TIMED 02:50 PAS 05/02/2005
0502c7191 - 3113795 MIS

CERTIFICATE OF MERGER
of
Tulvine Systems, Inc
a Delaware Corporation
and
Chanticleer Holdings, Inc.
a Delaware Corporation

FIRST: This certificate of merger is hereby entered into by Tulvine Systems, Inc. a corporation organized under the laws of the State of Delaware and Chanticleer Holdings, Inc., a corporation also organized under the existing laws of the State of Delaware.
SECOND: An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent companies in accordance with the provisions of Sections 251 of the General Corporation Law , of the State of Delaware.
THIRD: The name of the surviving entity shall be Tulvine Systems, Inc. Incorporated on October 21. 1999 with the State of Delaware file number 3113795.
FOURTH: The name of the surviving entity shall be changed to Chanticleer Holdings, Inc. and the total number of shares of stock of the corporation shall be amended to 200,000,000 common shares having a par value of $.0001 per share.
FIFTH: The executed Agreement of Merger is on file at the principal place of business of the surviving entity at the following address: 7633 East 63rd Place, Suite 220, Tulsa, OK 74133.
SIXTH: A copy of the Agreement of Merger will be furnished by the surviving entity, on request and without cost pursuant to sections 251 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF the above named entities have executed this Certificate of Merger on this 29th day of April, 2005.

BY: /s/ Michael D. Pruitt - Signature
Name: Michael D. Pruitt - Print Name
Title: President
Tulvine Systems, Inc.

BY: /s/ Michael D. Pruitt - Signature
Name: Michael D. Pruitt - Print Name
Title: Chief Executive Officer
Chanticleer Holdings, Inc.